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                                                                   EXHIBIT 11.01

                                   ALUMAX INC.

                    CALCULATION OF EARNINGS PER COMMON SHARE
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)




                                                                    Three Months Ended       Nine Months Ended
                                                                       September 30,           September 30,
                                                                    ------------------      --------------------
                                                                     1997        1996        1997          1996
                                                                    ------      ------      ------        ------


Primary earnings (loss) per common share

     1.   Net earnings (loss) ................................      $(76.0)     $ 52.4      $(13.5)       $230.9

     2.   Deduct - Series A Convertible
                Preferred dividends...........................          --        (2.3)         --          (7.0)
                                                                    ------      ------      ------        ------

     3.   Earnings (loss) applicable to common shares ........      $(76.0)     $ 50.1      $(13.5)       $223.9
                                                                    ======      ======      ======        ======

     4.   Average primary shares outstanding .................        55.1        45.6        55.0          45.6
                                                                    ======      ======      ======        ======

     5.   Primary earnings (loss) per common share
                (line 3 divided by line 4)....................      $(1.38)     $ 1.10      $(0.25)       $ 4.91
                                                                    ======      ======      ======        ======

Fully diluted earnings (loss) per common share

     6.   Earnings (loss) applicable to common shares.........      $(76.0)     $ 50.1      $(13.5)       $223.9

     7.   Add - Series A Convertible Preferred dividends                --         2.3          --           7.0
                                                                    ------      ------      ------        ------

     8.   Earnings (loss) applicable to common shares.........      $(76.0)     $ 52.4      $(13.5)       $230.9
                                                                    ======      ======      ======        ======

     9.   Average fully diluted shares outstanding ...........        55.1        55.2        55.0          55.2
                                                                    ======      ======      ======        ======

     10.  Fully diluted earnings (loss) per common share
                (line 8 divided by line 9)....................      $(1.38)     $ 0.95      $(0.25)       $ 4.18
                                                                    ======      ======      ======        ======